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                                                                EXHIBIT 21


                          SUBSIDIARIES OF REGISTRANT


     A-Accurate Moving, Inc.                   California       Idle Corporation
     EnvirAlert, Inc.                          Delaware
     Toxguard Fluid Technologies, Inc.         California
     Three Generations Moving, Inc.            California       Idle Corporation
     Toxguard Systems, Inc.                    Nevada